Exhibit (a)(1)(D)

Form of Option Summary

Dear ICx Optionholder:

Your individual holdings are listed below.

Name: [                            ]

Date of Grant: [                            ]

Strike Price: [                            ]

Total Amount Granted: [                            ]

Amount Vested (exercisable): [                            ]

Amount unvested: [                            ]

Grant Name: [                            ]

Plan Name: [                            ]

You may also confirm your holdings by logging into your account on the Solium website: www.solium.com.